Immediate Release
Contact:
Ken Lamb
248.754.0884

BORGWARNER POSTS STRONG THIRD QUARTER EARNINGS OF $0.71 PER DILUTED SHARE (EXCLUDING A NON-RECURRING ITEM) ON RECORD THIRD QUARTER SALES

RAISES FULL YEAR EARNINGS GUIDANCE TO $2.85 – $2.95 PER DILUTED SHARE
(EXCLUDING NON-RECURRING ITEMS)

Auburn Hills, Michigan, October 27, 2010 – BorgWarner Inc. (NYSE:  BWA) today reported third quarter 2010 U.S. GAAP earnings of $0.87 per diluted share compared with $0.15 per diluted share a year ago.  Sales were up 37.3% from third quarter 2009, sharply higher than global vehicle production growth of approximately 10%.

Third Quarter Highlights:
•	Record third quarter sales of $1,410.9 million, up 37.3% from third quarter 2009.
•	U.S. GAAP earnings were $0.87 per diluted share. For comparison with other periods, third quarter 2010 earnings were $0.71 per diluted share excluding a non-recurring item.
o	The non-recurring item was a $21.2 million gain related to the reversal of a foreign tax credit valuation allowance.
•	Operating income was $123.0 million, or 8.7% of sales.
•	The Company repurchased approximately 1.0 million shares of its common stock.
•	Today, the Company raised earnings guidance for 2010 to $2.85 – $2.95 per diluted share, excluding non-recurring items.

Third Quarter Performance:  “New business growth drove our third quarter results as our leading-edge powertrain technology continued to penetrate the global market,” said Timothy Manganello, Chairman and CEO of BorgWarner.  “Our sales were up 37% in third quarter 2010 compared with third quarter 2009, or 44% excluding the impact of currency, while global vehicle production was up 10%. We grew in every major region of the world, most notably in China where our sales were up nearly 70%. Our sales in China now represent approximately 6% of our consolidated sales and have nearly doubled from a year ago. Favorable macroeconomic trends, such as the continued volume shift in Europe toward vehicles with higher BorgWarner content, including diesels, also drove higher sales. A continued focus on execution at our operations resulted in a strong operating income margin of 8.7% in the third quarter, up from 2.7% a year ago.”

2010 Improved Outlook:  Today, the Company raised its earnings guidance for 2010 to a range of $2.85 to $2.95 per diluted share from a previous range of $2.60 to $2.80 per diluted share. Both the current guidance range and the previous guidance range exclude non-recurring items.  Revenue growth in 2010 is now expected to be approximately 40% compared with 2009. “Our outlook for vehicle production in North America, Europe and China has improved since our July 2010 guidance,” Manganello said. “More importantly, we expect our growth to outpace the market as demand for our products continues to gain momentum. It is our expectation that 2010 will be a record year for the Company for both sales and earnings.”

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BORGWARNER POSTS STRONG THIRD QUARTER/2

Financial Results:  Sales were $1,410.9 million in third quarter 2010, up 37.3% from $1,027.8 million in third quarter 2009.  Net earnings in the quarter were $106.7 million, or $0.87 per diluted share, compared with $17.2 million, or $0.15 per diluted share in third quarter 2009. Third quarter 2010 net earnings included a non-recurring item of $0.17 per diluted share. The impact of foreign currencies in third quarter 2010, primarily the Euro, lowered sales by $(64.3) million, and lowered net earnings $(0.01) per diluted share.

For the first nine months of 2010, sales were $4,119.4 million, up 49.1% from $2,763.5 million in the first nine months of 2009.  Net earnings in the first nine months of 2010 were $265.7 million, or $2.18 per diluted share, compared with a net loss of $(25.7) million, or $(0.22) per diluted share, in the first nine months of 2009. Net earnings in the first nine months of 2010 included net non-recurring items of $0.05 per diluted share. The Company’s net loss in the first nine months of 2009 included net non-recurring items of $(0.20) per diluted share. These non-recurring items are listed in the table below as reconciliations of non-U.S. GAAP measures, which are provided by the Company for comparison with other results, with the most directly comparable U.S. GAAP measures.  The impact of foreign currencies, primarily the Euro, lowered sales by $(28.8) million in the first nine months of 2010 compared with the first nine months of 2009, while the impact on net earnings was $0.04 per diluted share.

The following table reconciles the Company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, with the most directly comparable U.S. GAAP measures:

Net earnings or (loss) per diluted share	Third Quarter			First Nine Months
	2010		2009	2010	2009

Non – U.S. GAAP	$0.71		$0.15	$2.14	$(0.03)

Reconciliations:
Reversal of foreign tax credit valuation allowance	0.17			0.17
Environmental litigation settlement				(0.14)
BERU-Eichenauer equity investment gain				0.04
Medicare Part D tax law change				(0.02)
Restructuring activities					(0.29)
Interest rate derivative agreements					(0.03)
Adoption of ASC Topic 805—acquisition activity					(0.03)
Muncie closure retiree obligation net gain					0.15

U.S. GAAP	$0.87	*	$0.15	$2.18 *	$(0.22)*

*Column does not add due to rounding

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BORGWARNER POSTS STRONG THIRD QUARTER/3

Net cash provided by operating activities was $312.7 million in the first nine months of 2010 compared with $226.3 million in the first nine months of 2009.  Investments in capital expenditures, including tooling outlays, totaled $187.8 million in the first nine months of 2010, compared with $127.2 million in the first nine months of 2009.  Balance sheet debt increased by $349.0 million and cash on hand increased by $74.8 million compared with the end of 2009 primarily due to the acquisition of Dytech ENSA SL, the repurchase of approximately 5.0 million shares of common stock, the issuance of $250 million of 10-year senior notes, and the adoption of amended ASC Topic 860, “Accounting for Transfer of Financial Assets”, which requires the Company to reflect its $80 million receivables securitization facility in its financial statements. The ratio of balance sheet debt net of cash to capital remained strong at 24.8% at the end of third quarter 2010.

Engine Group Results:  Engine segment net sales were $1,018.8 million in third quarter 2010, up 38.6% from $735.3 million in the prior year’s quarter as a result of strong turbocharger and timing system growth in the Asian markets along with solid turbocharger growth in Europe. Excluding the impact of currency, sales were up approximately 46%.  Adjusted earnings before interest and income taxes were $136.4 million for the Engine Group in third quarter 2010, up 141.0% from $56.6 million in third quarter 2009.

Drivetrain Group Results:  Drivetrain segment net sales were $397.1 million in third quarter 2010, up 33.8% from $296.8 million in the prior year’s quarter.  Excluding the impact of currency, sales were up approximately 39%.  Strong four-wheel drive system sales in Asia and North America, higher dual clutch transmission module sales in Europe and higher traditional automatic transmission component sales around the globe boosted results. Adjusted earnings before interest and income taxes were $31.1 million for the Drivetrain Group in third quarter 2010, up 314.7% from $7.5 million in third quarter 2009.

Recent Highlights:
•	In September, the Company sold $250 million of 10-year senior notes with a coupon of 4.625%. The intended use of proceeds is for general corporate purposes.
•	In July, the Company’s Board of Directors authorized the repurchase of an additional 5 million shares of common stock.
•
The Company announced that it supplies the engine timing system and transmission components for the all-new 2011 Jeep® Grand Cherokee, the first vehicle to feature Chrysler Group LLC’s all-new 3.6-liter Pentastar V6 engine. Compared with its predecessor, the new 290-horsepower engine improves torque by 11 percent, horsepower by 38 percent and fuel economy by 11 percent, enabling the Grand Cherokee to deliver up to 23 mpg.

At 9:30 a.m. ET today, a brief conference call concerning third quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The Company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com

# # #
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$1,410.9	$1,027.8	$4,119.4	$2,763.5
Cost of sales	1,137.6	876.0	3,332.2	2,415.9
Gross profit	273.3	151.8	787.2	347.6

Selling, general and administrative expenses	150.2	125.9	418.3	315.4
Restructuring expense	-	-	-	50.3
Other (income) expense	0.1	(1.6)	22.0	(1.6)
Operating income (loss)	123.0	27.5	346.9	(16.5)

Equity in affiliates' earnings, net of tax	(10.5)	(6.5)	(29.8)	(11.5)
Interest income	(0.6)	(0.5)	(1.8)	(1.7)
Interest expense and finance charges	18.4	13.0	46.8	41.1
Earnings (loss) before income taxes and noncontrolling interest	115.7	21.5	331.7	(44.4)

Provision (benefit) for income taxes	4.2	1.5	51.1	(24.2)
Net earnings (loss)	111.5	20.0	280.6	(20.2)

Net earnings attributable to the noncontrolling interest, net of tax	4.8	2.8	14.9	5.5
Net earnings (loss) attributable to BorgWarner Inc.	$106.7	$17.2	$265.7	$(25.7)

Reconciliation to diluted earnings (loss) per share:

Net earnings (loss) attributable to BorgWarner Inc.	$106.7	$17.2	$265.7	$(25.7)
Addback net interest expense on convertible debt	5.0	-	15.1	-
Diluted net earnings (loss) attributable to BorgWarner Inc.	$111.7	$17.2	$280.8	$(25.7)

Earnings (loss) per share - diluted	$0.87	$0.15	$2.18	$(0.22)

Weighted average shares outstanding (millions) - diluted	127.8	117.5	128.5	116.4

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Capital expenditures, including tooling outlays	$80.4	$38.9	$187.8	$127.2

Depreciation and amortization:
Fixed assets and tooling	$56.7	$58.8	$171.2	$172.9
Other	7.4	7.2	21.0	19.1
	$64.1	$66.0	$192.2	$192.0

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Engine	$1,018.8	$735.3	$2,942.4	$2,030.2

Drivetrain	397.1	296.8	1,191.6	743.8

Inter-segment eliminations	(5.0)	(4.3)	(14.6)	(10.5)

Net sales	$1,410.9	$1,027.8	$4,119.4	$2,763.5

Adjusted Earnings (Loss) Before Interest and Income Taxes ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Engine	$136.4	$56.6	$375.9	$136.5

Drivetrain	31.1	7.5	105.1	(34.0)

Adjusted EBIT	167.5	64.1	481.0	102.5

Muncie closure retiree obligation net gain	-	-	-	(27.9)

Environmental litigation settlement	-	-	28.0	-

BERU-Eichenauer equity investment gain	-	-	(8.0)	-

Corporate, including equity in affiliates' earnings and stock-based compensation	34.0	30.1	84.3	85.1

Restructuring expense	-	-	-	50.3

Interest income	(0.6)	(0.5)	(1.8)	(1.7)

Interest expense and finance charges	18.4	13.0	46.8	41.1

Earnings (loss) before income taxes and noncontrolling interest	115.7	21.5	331.7	(44.4)

Provision (benefit) for income taxes	4.2	1.5	51.1	(24.2)

Net earnings (loss)	111.5	20.0	280.6	(20.2)

Net earnings attributable to the noncontrolling interest, net of tax	4.8	2.8	14.9	5.5

Net earnings (loss) attributable to BorgWarner Inc.	$106.7	$17.2	$265.7	$(25.7)

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2010	December 31, 2009

Assets

Cash	$432.2	$357.4
Receivables, net	1,064.4	732.0
Inventories, net	442.0	314.3
Other current assets	165.1	148.1
Total current assets	2,103.7	1,551.8

Property, plant and equipment, net	1,509.1	1,490.3
Other non-current assets	1,964.9	1,769.3
Total assets	$5,577.7	$4,811.4

Liabilities and Equity

Notes payable and other short-term debt	$146.2	$69.1
Accounts payable and accrued expenses	1,229.9	977.1
Income taxes payable	45.5	-
Total current liabilities	1,421.6	1,046.2

Long-term debt	1,045.1	773.2
Other non-current liabilities	806.0	769.3

Total BorgWarner Inc. stockholders' equity	2,255.9	2,185.3
Noncontrolling interest	49.1	37.4
Total equity	2,305.0	2,222.7

Total liabilities and equity	$5,577.7	$4,811.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 30,
	2010	2009

Operating
Net earnings (loss)	$280.6	$(20.2)
Non-cash charges (credits) to operations:
Depreciation and amortization	192.2	192.0
Environmental litigation settlement, net of cash paid	28.0	-
Restructuring expense, net of cash paid	-	39.4
Bond amortization	13.6	8.3
Deferred income tax benefit	(39.9)	(46.1)
BERU-Eichenauer equity investment gain	(8.0)	-
Other non-cash items	4.4	36.0
Net earnings (loss) adjusted for non-cash charges to operations	470.9	209.4
Changes in assets and liabilities	(158.2)	16.9
Net cash provided by operating activities	312.7	226.3

Investing
Capital expenditures, including tooling outlays	(187.8)	(127.2)
Net proceeds from asset disposals	5.4	20.5
Payments for business acquired, net of cash acquired	(164.7)	(7.5)
Proceeds from sale of business	5.0	-
Net cash used in investing activities	(342.1)	(114.2)

Financing
Net change in notes payable	(5.0)	(109.3)
Net change in long-term debt	246.6	218.9
Payments for noncontrolling interest acquired	-	(15.5)
Payment for purchase of bond hedge, net of proceeds from warrant issuance	-	(25.2)
Payment for purchase of treasury stock	(197.3)	-
Proceeds from receivables securitization facility	30.0	-
Reduction in accounts receivable securitization facility	-	(50.0)
Proceeds from interest rate swap termination	-	30.0
Proceeds from stock options exercised, including the tax benefit	40.4	5.8
Dividends paid to BorgWarner stockholders	-	(13.8)
Dividends paid to noncontrolling stockholders	(8.2)	(8.7)
Net cash provided by financing activities	106.5	32.2

Effect of exchange rate changes on cash	(2.3)	11.1

Net increase in cash	74.8	155.4

Cash at beginning of year	357.4	103.4
Cash at end of period	$432.2	$258.8